FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

THIS FIRST Amendment TO DISTRIBUTION AGREEMENT (this “Amendment”) is effective as of June 25, 2021, and is made by and between Peachtree Alternative Strategies Fund (the “Trust”), a Delaware statutory trust, Homrich & Berg, Inc. (the “Adviser”), a Georgia Corporation, and Ultimus Fund Distributors, LLC (the “Distributor”), an Ohio limited liability company.

WHEREAS, the Trust, the Adviser and the Distributor are parties to that certain Distribution Agreement dated February 1, 2019 (the “Agreement”), including the Distribution Fee Letter attached thereto; and

WHEREAS, the Trust, the Adviser and the Distributor wish to amend the annual fee set forth in the Distribution Fee Letter.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)               Paragraph 1.1 of the Distribution Fee Letter to the Agreement hereby is amended and restated as follows:

1.1.             [REDACTED]

2.       Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Homrich & Berg, Inc.		Ultimus Fund Distributors, LLC
By:	/s/ Thomas Carroll	By:	/s/ Kevin Guerette
Name:	Thomas Carroll	Name:	Kevin Guerette
Title:	President	Title:	President

Peachtree Alternative Strategies Fund
By:	/s/ Ford Donohue________________
Name:	Ford Donohue
Title:	President